Exhibit 23.3

Consent of Independent Auditors

The Audit Committee of the Board of Directors

First Texas BHC, Inc. and Subsidiaries

Fort Worth, Texas

Ladies and Gentlemen:

We consent to the inclusion in this Current Report on Form 8-K filed August 29, 2017, of our report dated March 13, 2017 on our audits of the consolidated financial statements of First Texas BHC, Inc. and Subsidiaries as of December 31, 2016 and for the year ended December 31, 2016, which is incorporated by reference in the Registration Statements on Form S-8 (Registration Statements Nos. 333-134240, 333-134241, 333-134276, 333-134301, 333-134356, 333-138629, 333-186253, 333-186254, 333-197708 and 333-206160) of Simmons First National Corporation.

Dallas, Texas
August 29, 2017